Exhibit 99.2

BioDelivery Sciences and Meda to Expand

Clinical Development Program for BEMATM Fentanyl

Development of BEMATM Fentanyl to be broadened beyond initial breakthrough cancer pain indication

RALEIGH, N.C.–(BUSINESS WIRE)—January 14, 2008—BioDelivery Sciences International, Inc. (Nasdaq: BDSI) (http://www.biodeliverysciences.com) today announced that the clinical development program for its lead product, BEMATM Fentanyl, will be expanded to assess the efficacy and safety of the product for the treatment of breakthrough pain associated with other chronic pain conditions beyond cancer. This expanded program is funded by and coordinated with Meda AB, BDSI’s U.S. and European commercial partner for BEMATM Fentanyl.

Under this new program, BDSI and Meda plan to conduct additional clinical studies to support the expanded use of BEMATM Fentanyl in other common chronic pain conditions where breakthrough pain is prevalent, such as low back pain, arthritis, and neuropathic pain. BDSI believes that expanding potential indications for BEMATM Fentanyl beyond the initial indication of breakthrough cancer pain will help BDSI and Meda maximize the potential value of the product, assuming positive trial data and ultimate FDA approval.

On October 31, 2007, BDSI filed its initial New Drug Application (NDA) for BEMATM Fentanyl for the treatment of breakthrough pain in opioid tolerant patients with cancer. As previously announced, a decision from the FDA on this NDA is expected in August 2008.

Breakthrough pain, or the episodes of severe pain that “break through” the medication used to control the persistent pain, is a common condition for patients with a variety of chronic diseases. According to an article recently published in the journal of the American Academy of Pain Medicine, nearly a quarter of primary care patients report having persistent pain, and data from several clinical trials suggest that breakthrough pain may occur in up to 93 percent of patients with persistent pain.

BEMATM Fentanyl consists of a small, dissolvable, polymer disc, formulated with the opioid narcotic fentanyl for application to the buccal (inner lining of cheek) membranes. As previously announced, the efficacy results from the pivotal Phase III efficacy trial in patients with breakthrough pain associated with cancer demonstrated that patients treated with BEMA Fentanyl had a significantly greater reduction in pain as early as 15 minutes (the study’s primary endpoint) compared to patients treated with placebo. A subsequent safety study demonstrated a good tolerability profile.

“While our top priority for 2008 remains the FDA approval and successful launch of BEMA Fentanyl for cancer breakthrough pain, we believe there remains a significant unmet medical need for effective and well tolerated treatments for those suffering from breakthrough pain related to other conditions such as back pain and arthritis,” said Dr. Mark A. Sirgo, President and CEO of BDSI. “We believe the results we have seen to date for BEMA Fentanyl support its potential use in helping address an important unmet need for the millions of patients who live with chronic pain conditions and also suffer from these abrupt and intense bouts of breakthrough pain. We are also pleased to have the support of our partner, Meda AB, in initiating this program.”

Sales, marketing, and clinical studies to support expanded indications will be funded by Meda under its agreements with BDSI. Meda and BDSI will collaborate on executing the clinical development program.

About BEMA™ Fentanyl

BDSI’s lead product under development is BEMA™ Fentanyl, a potential treatment for “breakthrough” pain (i.e., episodes of severe pain which “break through” the medication used to control the persistent pain). BEMA Fentanyl consists of a small, dissolvable, polymer disc, formulated with the opioid narcotic fentanyl for application to the buccal (inner lining of cheek) membranes. Fentanyl belongs to the group of medicines called narcotic analgesics, which are used to relieve pain. The BEMA™ delivery technology is particularly well suited for the delivery of products where rapid onset of activity and convenient administration are important. BDSI believes there is a clear need and growing market for additional narcotic agents in alternative dosage forms to provide rapid and convenient pain relief.

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. is a specialty pharmaceutical company that is focused on developing innovative products to treat acute conditions such as pain. The company utilizes its owned and licensed patented drug delivery technologies to develop, partner, and commercialize clinically-significant new products using proven therapeutics. BDSI’s pain franchise currently consists of two products in development utilizing the company’s patented BEMA™ oral adhesive disc technology: BEMATM Fentanyl, a potential treatment for “breakthrough” pain, and BEMATM LA, a second analgesic with a target indication of the treatment of moderate to severe pain. The company is also working with both its BEMATM technology and its patented Bioral® nanocochleate technology on products targeted at other acute treatment opportunities such as insomnia, nausea and vomiting, and infections. The company’s headquarters are located in Raleigh, North Carolina and its principal laboratory is located in Newark, New Jersey. For more information please visit www.bdsinternational.com.

Forward-Looking Statements

Note: Except for the historical information contained herein, this press release and the statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects”, “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation: (i) actual sales results and royalty or milestone payments, if any, (ii) the application and availability of corporate funds and the Company’s need for future funds, or (iii) the timing for completion, and results of, scheduled or additional clinical trials and the FDA’s review and/or approval and commercial launch of the Company’s formulations and products and regulatory filings related to the same, may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). Peak sales and market size estimates have been determined on the basis of market research and comparable product analysis, but no assurances can be given that such sales levels will be achieved, if at all.

Contacts:

FD Ashton Partners

Investors:	Michael Russell
617-275-8746
michael.russell@fdashtonpartners.com

Media:	Michael Geczi
312-553-6735
michael.geczi@fdashtonpartners.com

Stephanie Brown
312-553-6727
stephanie.brown@fdashtonpartners.com